File pursuant to Rule 424(b)(3)
                                                             File No. 333-113297

[LOGO]     DEARBORN CAPITAL
           MANAGEMENT, L.L.C

                                                               November 17, 2004


       SUPPLEMENT DATED OCTOBER 18, 2004 TO PROSPECTUS DATED APRIL 1, 2004

Dear Investor(s):

                           OCTOBER PERFORMANCE UPDATE

Performance for the Grant Park Futures Fund was positive for the month of October. Detailed performance for the Fund and the individual traders follows below:

                                                                       2004      % OF
                                                        OCTOBER        YTD        FUND       TOTAL NAV        NAV/UNIT
FUND
Grant Park Futures Fund Class A Units                    3.43%       -14.02%                   $61.1M        $1,026.590
Grant Park Futures Fund Class B Units                    3.35%       -14.65%                  $210.2M          $918.880
TRADING ADVISORS
Rabar Market Research (Div)                              0.99%       -22.33%      23%
EMC Capital Management (Classic)                        -1.89%       -22.14%      22%
Eckhardt Trading (Global)                               -1.77%       -15.80%       6%
Graham Capital Management (GDP)                          3.43%        -8.25%      25%
Winton Capital Management (Div)                          3.45%         5.30%      14%
Saxon Investment Corp (Div)                              1.35%         0.91%       9%

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

October proved profitable for Grant Park's portfolio. Performance was driven by profits in the currency, financial, and energy sectors as noted below:

         CURRENCIES: The U.S. dollar continued its steady decline amidst continued record-high oil prices, a lackluster job market, and uncertainty surrounding the U.S. presidential election. As a result, long positions in the Canadian dollar, euro currency, Japanese yen and Australian dollar benefited as did short positions in the U.S. dollar index itself.

         FINANCIALS: Long positions across the global financial markets benefited from the less than impressive U.S. economic reports released throughout the month. At the start of the month, the Labor Department reported that only 96,000 new jobs were created in September, far below the consensus estimate of 145,000. Additionally, the index of leading economic indicators reported its fourth consecutive month of decline as it dropped 0.1% in September. Finally, prices continued to rally at month end as the Commerce Department reported the third quarter Gross Domestic Product grew at an estimated 3.7%. This was far below the 4.3% that most economists were expecting.

         ENERGY: Long positions in the energy sector continued to profit as prices reached record highs amidst continued supply disruptions in Iraq, Russia and Nigeria. Prices did finally come off their highs at month-end as news of higher inventories in the U.S. drove prices down. As a result, the Fund has reduced its long exposure in this sector going into the month of November.


           550 West Jackson Suite 1300 Chicago, IL 60661 312.756.4450
                          312.756.4452 fax 800.217.7955
      Performance Hotline: 866.516.1574 (Toll Free) www.dearborncapital.com

The Fund suffered its most significant losses in long base metal positions as prices reversed their September upward move in dramatic fashion. The most significant move was in nickel, which dropped more than 15% in one day. Copper fell 11% on the same day. Long positions were liquidated in these markets as a result of the violent moves. The drop was precipitated by a report released by the International Copper Study Group noting that China's July copper consumption had dropped off significantly. Furthermore, China raised its benchmark one-year lending rate for the first time in nine years, which will likely continue to trim demand growth out of China. Additional losses were suffered in the agricultural/softs sector. Long positions in coffee suffered as prices fell amid expectations that the Venezuelan government would institute programs to increase the nation's production of the crop.

Please contact our backoffice at funds@dearborncapital.com if you would like access to our website. The website contains daily Fund performance as well as weekly and monthly Fund performance with commentary. Other Fund statistics and information are also included. Please specify a user ID and password on your request. If you have any questions or concerns regarding your account, please do not hesitate to call our offices at (312) 756-4450.


Sincerely,

/s/ Margaret Manning
Margaret Manning
Vice President

Enclosures


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
       FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE
                                FOR ALL INVESTORS
      THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING
                               BY PROSPECTUS ONLY

        PERFORMANCE HOTLINE: (312) 788-2272 OR TOLL FREE: (866) 516-1574
                   PERFORMANCE IS REPORTED ON A WEEKLY BASIS.
                        E-MAIL: FUNDS@DEARBORNCAPITAL.COM







           550 West Jackson Suite 1300 Chicago, IL 60661 312.756.4450
                          312.756.4452 fax 800.217.7955
      Performance Hotline: 866.516.1574 (Toll Free) www.dearborncapital.com

                  GRANT PARK FUTURES FUND, LIMITED PARTNERSHIP
                                ACCOUNT STATEMENT
                       (PREPARED FROM BOOKS WITHOUT AUDIT)
                               FOR THE MONTH ENDED
                                OCTOBER 31, 2004

STATEMENT OF INCOME
-------------------
                                                    MONTH        YEAR TO DATE           MONTH        YEAR TO DATE
                                                  (A UNITS)       (A UNITS)           (B UNITS)        (B UNITS)
                                                   IN US $         IN US $             IN US $          IN US $
TRADING INCOME (LOSS):
----------------------
Realized Trading Income (Loss)                    1,166,300      (8,534,833)          3,593,636      (23,039,515)
Change in Unrealized Income (Loss)                1,345,800       2,942,733           4,146,716        8,897,853
Brokerage Commissions                               (28,109)       (410,486)            (86,611)        (985,059)
Exchange, Clearing Fees and NFA charges              (2,650)        (39,805)             (8,165)         (95,206)
Other Trading Costs                                 (43,566)       (182,363)           (134,238)        (493,782)
Change in Accrued Commissions                        (4,850)        (39,904)            (14,938)         (86,993)
                                                 ----------      ----------         -----------      -----------
NET TRADING INCOME (LOSS)                         2,432,925      (6,264,658)          7,496,400      (15,802,702)
                                                 ----------      ----------         -----------      -----------

OTHER INCOME:
-------------
Interest, U.S. Obligations                           50,218         315,838             154,733          838,881
Interest, Other                                      34,960         280,873             107,720          687,825
                                                 ----------      ----------         -----------      -----------
TOTAL INCOME (LOSS)                               2,518,103      (5,667,947)          7,758,853      (14,275,996)
                                                 ----------      ----------         -----------      -----------

EXPENSES:
---------
Incentive Fees to Trading Managers                   68,520         875,592             211,126        1,638,979
Administrative Fees                                  18,474         204,348              56,922          468,629
O&O Expenses                                         10,556          80,339             146,371        1,008,484
Brokerage Expenses                                  337,808       2,947,825           1,073,389        7,395,555
Illinois Replacement Tax                                  0          (6,431)                  0          (40,797)
                                                 ----------      ----------         -----------      -----------
TOTAL EXPENSES                                      435,358       4,101,673           1,487,808       10,470,850
                                                 ----------      ----------         -----------      -----------
NET INCOME (LOSS)                                 2,082,745      (9,769,620)          6,271,045      (24,746,846)
                                                 ==========      ==========         ===========      ===========

STATEMENT OF CHANGES IN NET ASSET VALUE:
----------------------------------------
Beginning Balance                                60,380,847      33,412,619         179,868,335       34,005,423
Additions                                           396,523      43,401,475           7,400,558      186,392,559
Net Income (Loss)                                 2,082,745      (9,769,619)          6,271,045      (24,746,846)
Redemptions                                        (123,700)     (4,308,060)           (387,245)      (2,498,443)
                                                 ----------      ----------         -----------      -----------
BALANCE AT OCTOBER 31, 2004                      62,736,415      62,736,415         193,152,693      193,152,693
                                                 ----------      ----------         -----------      -----------

Total Units Held at End of The Period                          61,111.44604                        210,204.46723
Net Asset Value Per Unit                                          1,026.590                              918.880
Rate of Return                                         3.43%         -14.02%               3.35%          -14.65%

                   TO THE BEST OF MY KNOWLEDGE AND BELIEF THE
             INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.


                                /s/ DAVID KAVANAGH
                            -------------------------
                            DAVID KAVANAGH, PRESIDENT

                      FOR DEARBORN CAPITAL MANAGEMENT, LLC
         GENERAL PARTNER OF GRANT PARK FUTURES FUND LIMITED PARTNERSHIP